UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/10/2009

RAYONIER INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6780

North Carolina	13-2607329
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

50 North Laura Street
Jacksonville, Florida
32202
(Address of principal executive offices, including zip code)

904-357-9100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2010 Annual Corporate Bonus Program

On December 10, 2009, the Compensation and Management Development Committee of the Rayonier Board of Directors (the "Compensation Committee") approved the Rayonier Annual Corporate Bonus Program for 2010 under the Rayonier Non-Equity Incentive Plan. The Bonus Program covers our named executive officers, who are referred to as Covered Executives, as well as other corporate and operating employees.

Under the Bonus Program, target bonus awards, calculated as a percentage of base salary at the end of the performance period, are established for each participant. A performance factor ranging from 0% to 200%, calculated based on performance against financial and strategic results, is applied to each participant's target bonus award to determine their formula award level. Individual formula award levels can be adjusted +/- 30% to reflect performance against individual performance objectives, with the exception of Covered Executives, whose formula award levels may be decreased, but not increased, to the extent determined by the Committee.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Bonus Program, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

2010 Class Performance Share Award Program

On December 10, 2009, the Compensation Committee also approved the Rayonier 2010 Performance Share Award Program under the Rayonier Incentive Stock Plan. The Performance Share Program provides for the payment of Rayonier shares ranging between 0% and 200% of target awards based on Rayonier's Total Shareholder Return performance against an identified peer group over a three year period.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Performance Share Program, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1   2010 Annual Corporate Bonus Program

Exhibit 10.2   2010 Rayonier Performance Share Award Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYONIER INC.

Date: December 15, 2009	By:	/s/ W. Edwin Frazier III
W. Edwin Frazier III
Senior Vice President, Chief Administrative Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	2010 Annual Corporate Bonus Program
EX-10.2	2010 Rayonier Performance Share Award Program